EXHIBIT 13.4

CONSENT OF EXPERT

We hereby consent to the use of our name contained in the technical report on the Property in the Durango Mining District of Mexico dated July 19, 2013 entitled “Technical Report on the Avino Property” and the reference as an expert contained in the Annual Report of Avino Silver & Gold Mines Ltd. on Form 20-F for the fiscal year ended December 31, 2014 and incorporated by reference to the Company’s Registration Statements on Form S-8 (SEC File No.: 333-195120) and Form F-3 (SEC File Nos.: 333-193471 and 333-195144).

TETRA TECH WEI INC.

Dated: May 11, 2015	By:	/s/ Hassan Ghaffari
Hassan Ghaffari, P.Eng.